Exhibit 10.1

LETTER OF INTENT BETWEEN BASTA HOLDINGS CORP AND HELI JET S.A.S.

August 14, 2014

Jorge Enrique Perez Ruiz Gerante
President
HELI JET S.A.S.

The purpose of this Letter of Intent (“Letter”) is to provide notification of the intention of BASTA HOLDINGS Corp. (“Buyer”) to purchase from HELI JET S.A.S. (“Seller”) 49% of 100% of Seller's interest in HELI JET S.A.S. ("Company").

BASTA HOLDINGS Corp. represented by its President Mr. Jacob Gitman located at 1111 Kane Concourse, Suite 518, Bay Harbor Islands, FL 33154-USA, pursuant to recent communications between the parties, confirms that it is prepared to offer shares of Basta Holdings, Corp. for 49% of its capital shares of HELI JET S.A.S. located at Aeropuerto El Dorado, Entrada #1, Interior 7, Bogota, Colombia and is represented by its President, Mr. Jorge Enrique Perez Ruiz Gerante, and is subject to the following conditions:

1. An initial payment to be set forth in the contract to be entered into by the parties  shall be placed in escrow by Buyer on or before August 31, 2014, or such other date as may be mutually agreed to by the parties, to initiate due diligence and final payment to be set forth in the contract, will be made by Buyer once the required conditions for the closing become possible at Buyer's satisfaction on the closing of the transaction to purchase the 49% shares of the Company at an amount per share that will be determined in the contract.

2. In consideration of furthering their respective business interests, the parties hereby agree as follows: this Letter shall be implemented under the terms of a definitive Written Agreement to be prepared by Buyer within the next ninety (90) days, which will provide the details for closing the transaction, but will not vary the terms of the agreements set forth in this Letter.

3. The selling price shall be adjusted according to the working capital (including but not limited to cash, receivables, IGV and payables) left in the Company.

4. The closing date shall be within one hundred and twenty (120) calendar days of the execution of this Letter of intent.  Therefore, the parties require a ten (10) day period of exclusivity, which shall expire at on the tenth day, from the Buyer's acceptance and execution of the terms of this Letter of Intent to complete the transaction to purchase the entire share capital of the Company (the "Exclusivity Period"). During this period, neither the Seller, the Buyer, nor any of their subsidiaries and/or affiliates or their respective executives, employees, contractors or subcontractors, and any other third parties (the "Related Parties") shall enter into negotiations or discussions regarding the Company and any of its assets, either directly or indirectly. Furthermore, none of the Related Parties shall promote, negotiate, offer the sale and/or otherwise compromise, encumber, assign, transfer, grant a security interest, pledge or in any other way compromise or encumber any part of the stock or assets of the Company in any way or means whatsoever.

5. Upon acceptance of this Letter, Buyer will prepare the Share Purchase Agreement, which will incorporate the terms and conditions of this Letter as well as contain the usual and expected agreements, covenants, representations, warranties, indemnifications, and other provisions commonly found in such agreements.  Seller and Buyer will act in good faith to negotiate and use their best efforts to enter into the Share Purchase Agreement.

6. This transaction is conditional to the appropriate parties: (a) entering into the Share Purchase Agreement, (b) obtaining appropriate financing (c) procuring approval of competent regulatory authorities and (d) conducting satisfactory due diligence in regards to legal, accounting, financial, technologic, and environmental matters, as well as other preliminary conditions.

7. Signing and completion of the transaction to purchase 49% of the Company shall occur simultaneously.

8. Each party shall bear its own costs arising out of the negotiation of this transaction.

9.  Due Diligence: Each party shall facilitate a smooth, efficient, transparent and unobtrusive due diligence process for the benefit of the other while maintaining the confidentiality of any due diligence material.  The parties anticipate the following non-exhaustive elements for the due diligence process:

(a) Financial: The Buyer will perform a review of the audited financial information of the Company during the due diligence period, which includes but is not limited to financial items. The financial due diligence review shall verify the existence of any and all liens including tax liens, encumbrances and/or financial commitments of the Company or any of the assets included in the transaction to purchase the Company.\(b) Legal: Buyer's Counsel shall review any and all of the Company's contracts, including but not limited to lease and employment contracts, any and all laws, regulations and taxing regimes applicable to the Company and any of its assets, pending fines, audits, litigation, pending appeals and grievances against the Company and any of its assets. (c) Certification: Buyer shall hire a consultant to verify with the representative of the Company that the AOC and OMA certificates along with all other required governmental certificates shall remain and continue to remain valid in the event the Buyer purchases the entire Company and that the Company does not have any legal or technical limitations to remain in operation.

10. Assets included in the "Proposed Transaction" to purchase 49% of the entire capital of the Company are:

(a) Executive offices located at Aeropuerto El Dorado, Entrada #1, Interior 7, Bogota, Colombia, in a lease contract including any and all office equipment and furniture. The inventory and lease conditions shall be specified by the Company.

(b) Executive offices are located in the Medellin.  The lease terms and conditions shall be specified by the Company and will be set forth in the contract.

(c)  AOC certificates will be valid until a date, which will be set forth in the contract. The capabilities and details shall be specified by the Company in the contract.

(d) OMA certificates will be valid until a date, which will be set forth in the contract. The capabilities and details shall be specified by the Company in the contract.

11. Exclusivity. Each of the parties hereto agrees that, from the date of this Letter of Intent until the earlier of (i) the date of the completion of the acquisition of the Company (the "Proposed Transaction") and (ii) on the expiration of the Exclusivity Period, the Seller/Company and its directors, officers, employees, agents and advisors shall not: (a) solicit, commence, carry on, continue or finalize directly or indirectly discussions or negotiations in respect of, respond to any offer or proposal  with respect to, or enter into any agreement or undertakings with respect to the Proposed Transaction or any transaction that represents an alternative to the Proposed Transaction with third parties other than the Buyer, (b) provide any information concerning the Company to any such third parties in the context of the Proposed Transaction or a transaction that represents an alternative to the Proposed Transaction, or (c) otherwise cooperates, assists, participates, facilitates or encourages any effort or attempt by any such third party to seek any of the foregoing.

12. Confidentiality. The parties will enter into a confidentiality agreement to be incorporated in the Contract.

13. The above recitals are hereby incorporated in and made a part of the Share Purchase Agreement.

14. This is LOI sets forth the basic understanding of the parties with respect to the transaction described  above and does not identify all terms and conditions of the transaction described herein and accordingly is not binding on the parties and shall not bind either Buyer or Seller until a final definitive agreement is fully executed between the Parties as contemplated herein.

We trust that this offer is acceptable to you and look forward to hearing from you. If you agree, please execute and return this Letter of Intent.

Yours Sincerely,

Buyer:

/s/ Jacob Gitman

Mr. Jacob GITMAN
President
For and Behalf of
BASTA HOLDINGS Corp.

Dated : ________________

Seller:

/s/ Jorge Enrique Perez Ruiz Gerante

Mr. Jorge Enrique Perez Ruiz Gerante
President
For and Behalf of
Heli Jet S.A.S.

Dated : August 19, 2014